SC 13G 1 v366874_sc13g.htm FORM SC 13G

CUSIP NO. 320218 (10)	13G	PAGE 1 OF 4 PAGES
SECURITIES AND EXCHANGE COMMISSION
WASHINGTON, D.C. 20549
SCHEDULE 13G
Information to be included in Statements filed pursuant to Rules 13d-1(b), (c), and (d) and Amendments thereto filed pursuant to Rule 13d-2(b)
FIRST FINANCIAL CORPORATION
(Name of Issuer)
Common Stock, without par value
(Title of Class of Securities)
320218(10)
(CUSIP Number)
December 31, 2013
(Date of Event Which Requires Filing of this Statement)
Check the appropriate box to designate the rule pursuant to which this Schedule is filed:

¬	Rule 13d-1(b)
☒	Rule 13d-1(c)
¬	Rule 13d-1(d)
(1) The remainder of this cover page shall be filled out for a reporting person’s initial filing on this form with respect to the subject class of securities, and for any subsequent amendment containing information which would alter the disclosures provided in a prior cover page.
The information required on the remainder of this cover page shall not be deemed to be “filed” for the purpose of Section 18 of the Securities Exchange Act of 1934 (“Act”) or otherwise subject to the liabilities of that section of the Act but shall be subject to the all other provisions of the Act (however, see the Notes).
Page 1 of 4 Pages
No Exhibit Index

CUSIP No. 320218(10)

1	NAMES OF REPORTING PERSONS
Princeton Mining Company, Inc.

2	CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP (SEE INSTRUCTIONS)
(a) ¬
(b) ¬

3	SEC USE ONLY

4	CITIZENSHIP OR PLACE OF ORGANIZATION

	Indiana

	5	SOLE VOTING POWER

NUMBER OF		1,310,074

SHARES	6	SHARED VOTING POWER
BENEFICIALLY
OWNED BY		0

EACH	7	SOLE DISPOSITIVE POWER
REPORTING
PERSON		1,310,074

WITH:	8	SHARED DISPOSITIVE POWER

		0

9	AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON
	1,310,074

10	CHECK IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES (SEE INSTRUCTIONS)

¬

11	PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (9)

10.12%

12	TYPE OF REPORTING PERSON (SEE INSTRUCTIONS)
CO

ITEM 1.

ITEM 1 (a)	NAME OF ISSUER:
First Financial Corporation

ITEM A (b)	ADDRESS OF ISSUER'S PRINCIPAL EXECUTIVE OFFICES:
One First Financial Plaza
P.O. Box 540
Terre Haute, IN 47808-0540
ITEM 2.

ITEM 2 (a)	NAME OF PERSON FILING:
Princeton Mining Company, Inc. 35-0592430

ITEM 2 (b)	ADDRESS OF PRINCIPAL BUSINESS OFFICE OR, IF NONE, RESIDENCE:
State Road 46 South
Terre Haute, IN 47803

ITEM 2 (c)	CITIZENSHIP:
Place of Organization: Indiana

ITEM 2 (d)	TITLE OF CLASS OF SECURITIES:
Common Stock without par value

ITEM 2 (e)	CUSIP NUMBER:
320218(10)

ITEM 3.	STATEMENT FILED PURSUANT TO RULES 13d-1(b) OR 13d-2(b)
Not applicable because this is an amendment to an original filing under Section 13(g) (1). The reporting person was a beneficial owner of more than 5 percent of the Issuer's outstanding common stock prior to the Issuer's registration under Section 12(g) of the Securities Exchange Act of 1934.

ITEM 4.	OWNERSHIP. (as of December 31, 2014):

(a)	Amount Beneficially Owned: 1,310,074 shares

(b)	Percent of Class: 10.12%

(c)	Number of shares as to which such person has:

(i)	sole power to vote or direct the vote 1,310,074
(ii)	shared power to vote or direct the vote -0-
(iii)	sole power to dispose or to direct the disposition of 1,310,074
(iv)	shared power to dispose or to direct the disposition of 1,310,074

ITEM 5.	OWNERSHIP OF FIVE PERCENT OR LESS OF A CLASS.
Not Applicable

ITEM 6.	OWNERSHIP OF MORE THAN FIVE PERCENT ON BEHALF OF ANOTHER PERSON.
Not Applicable

ITEM 7.	IDENTIFICATION AND CLASSIFICATION OF THE SUBSIDIARY WHICH ACQUIRED THE SECURITY BEING REPORTED ON BY THE PARENT HOLDING COMPANY.
Not Applicable

ITEM 8.	IDENTIFICATION AND CLASSIFICATION OF MEMBERS OF THE GROUP.
Not Applicable

ITEM 9.	NOTICE OF DISSOLUTION OF GROUP.
Not Applicable

ITEM 10.	CERTIFICATION.

Not Applicable

SIGNATURE.
After reasonable inquiry and to the best of my knowledge and belief, I certify that the information set forth in this statement is true, complete and correct.

PRINCETON MINING COMPANY, INC.

By:	(s) Virginia L. Smith
Virginia L. Smith, President
Dated: February 5, 2015